China Architectural Engineering Reports Record Third Quarter 2008 Financial Results

Continued International Expansion Strategy Leads to Doubling of Revenues, With Improving Gross Margins and Three-Fold Increase in EPS

ZHUHAI, China & LOS ANGELES--China Architectural Engineering Inc. (CAE) (NASDAQ:CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today reported record financial results for the third quarter and nine months ended September 30, 2008.

Highlights of the Company’s performance include:

•	Revenues rise 107% year-over-year, driven by international contracts

•	Gross margins rise to 31% from 24% in Q3 2007

•	EPS triples to $0.18 from $0.06

•	Revenues exceed earlier guidance with net income reaching high end of guidance

•	Company projects Q4 revenues of $45 million to $50 million and earnings of between $6 million to $9 million, or $0.11 to $0.16, respectively, per fully diluted share

•	Project backlog rises to $245 million

•	Nine-month revenues rise 101% year-over-year to $122.71 million

•	Nine-month EPS increases 133% to $0.42 from $0.18 in Q3 2007

For the Company’s third quarter ended September 30, 2008, revenues totaled $55.98 million, up 107% from $27.08 million in the third quarter of 2007. The Company noted that the increase was primarily due to new projects outside its home market of China, particularly in the Middle East.

Gross profit for the third quarter of 2008 was $17.38 million, up 166% from $6.55 million a year earlier. Gross margin increased year-over-year to 31% from 24%. The improvement in margin was primarily due to the higher margins of overseas projects, partially offset by higher raw material and labor costs as well as the appreciation of the Chinese Yuan from 2007 to 2008.

Selling, general and administrative (SG&A) expenses totaled $6.27 million in the third quarter of 2008, up 234% from $1.88 million in the third quarter of 2007. The increase was due to the growth in staff, office rental and other start-up costs associated with the expansion of CAE’s international operations.

Operating income for the third quarter of 2008 was $11.11 million, up 138% from $4.67 million in the third quarter of 2007. Interest expenses in the third quarter of 2008 rose 77% year-over-year to $1.36 million, primarily as a result of the cash interest expense and non-cash amortization expenses associated with $20 million in convertible bonds and warrants issued by CAE in April 2008. Income taxes for the third quarter fell year-over-year to $30,945 from $784,744. The drop was due primarily to the zero corporate income tax rate associated with revenues from CAE’s Dubai activities.

Net income for the third quarter of 2008 was $9.91 million, or $0.18 per fully diluted share, up 217% on a per-share basis from $3.13 million, or $0.06 per fully diluted share, in the third quarter of 2007.

On the balance sheet, cash and cash equivalents totaled $6.54 million as of September 30, 2008, up from $4.04 million on December 31, 2007. Long-term debt totaled $25.96 million on September 30, 2008, up from $3.96 million at the end of 2007. The increase in long-term debt was primarily due to the issuance in April 2008 of $20 million in convertible bonds and warrants.

CEO Hails Results, Cites Ongoing Success of International Expansion Strategy

“Today’s financial results confirm the success of our strategy to seek growth overseas while maintaining our already strong position in our home market of China,” said Ken Yi Luo, Chairman and CEO of China Architectural Engineering. “This global approach is producing revenues from major new projects in the Middle East, the U.S., and East Asia, among other locations, while giving us the benefit of region-based advantages in margins and taxation. It is notable that the higher gross margins from these projects are improving our overall gross profits despite rising labor and material costs and the substantial appreciation of China’s currency.”

Mr. Luo continued, “The global strategy also continues to give us valuable diversification in very uncertain economic times. When robust demand continues, we will be positioned to take advantage of it. At the same time, we are establishing our presence in new markets, such as the U.S., providing us with new opportunities to select from. Our predominantly government sponsored landmark projects tend to be less cyclical than overall building activity. Clearly if overall building activity will pick up as and when credit eases, we believe CAE will be fully prepared to take advantage of it.”

CAE Reports Record Nine-Month Results

For the nine months ended September 30, 2008, CAE revenues totaled $122.71 million, up 101% from $60.96 million in the first nine months of 2007. As with the third quarter results, the Company’s increase in nine-month revenues was primarily due to growth in international projects. Gross profit for the first nine months of 2008 was $39.17 million, up 131% from $16.94 million a year earlier. Gross margin, showing the impact of higher project margins on international projects, improved to 32% in the first nine months of 2008 from 28% in the comparable period of 2007.

SG&A expenses for the first nine months of 2008, reflecting expansion costs and expenses related to the internationalization of the Company’s business strategy, rose 213% to $13.88 million from $4.44 million in the first nine months of 2007. Operating income for the first nine months of 2008 was $25.29 million, up 102% from $12.50 million a year earlier. Interest expenses rose to $2.89 million in the first nine months of 2008 from $1.34 million a year earlier, while income taxes fell to $147,925 from $2.05 million. The rising interest costs reflected the Company’s April 2008 bond issue as well as a $10 million issue of convertible bonds and warrants in April 2007. The drop in income taxes reflected the zero-corporate-tax treatment of CAE’s Dubai activities.

Net income for the nine months ended September 30, 2008 was a record $22.66 million, or $0.42 per fully diluted share, up 149% on a per-share basis from $9.11 million, or $0.18 per fully diluted share, for the same period a year earlier.

CAE Expects Continued Growth for Fourth Quarter 2008; CEO Notes High Visibility Should Sustain Growth for 2009 and Beyond

The Company today also provided financial guidance for its fourth quarter ending December 31, 2008 of revenues ranging between $45 million to $50 million, with earnings of between $6 million to $9 million, or $0.11 to $0.16, respectively, per fully diluted share. At the low-end of these ranges, the projected fourth quarter 2008 revenue would represent an 80% increase above the fourth quarter 2007 revenue of $25.6 million.

As was previously reported today, as of October 31, 2008, CAE’s backlog increased to a record $245 million in expected revenue from projects either under way, contracted or with contracts soon to be finalized. This is up from a $240 million backlog reported on August 11, 2008, at the time of CAE’s release of its second quarter 2008 financials. Included in the latest backlog figure are $80 million in newly announced projects in Dubai and Singapore.

CAE views backlog as an important statistic in evaluating its level of sales activity and short-term sales trends in its business. It also cautions that backlog is only one indicator and not the most effective indicator of the ultimate profitability of its revenues.

Commenting on the Company’s outlook, Mr. Luo said, “Despite slowdowns in some construction markets, our new contracts and growing backlog make us confident that our prospects will remain healthy for both the fourth quarter and full-year 2009. The visibility of our future revenues and net income remains very high, due in large part to our well-established position in Middle East markets where construction spending on high end architectural buildings continues to boom.”

Conference Call Details

The Company will be hosting a conference call today, Monday, November 10, 2008 at 11:00 am EDT to review and discuss its third quarter and nine-month fiscal 2008 results and will be available to answer questions. To participate, please either access the live webcast on the Company's website, or call one of the following teleconferencing numbers below. Please begin placing your calls at least 10 minutes before the conference call commences. If you are unable to connect using the toll-free numbers, please try the international dial-in number.

US Dial-in Number: 877-407-8035
International Dial-in Number: 201-689-8035

A replay of the conference call will be available through November 24, 2008 and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers. Please use account #286 and conference ID #302925. An audio archive will also be available on the Company's website at www.caebuilding.com shortly after the call.

To be added to China Architectural Engineering’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering

China Architectural Engineering, Inc. (CAE) (NASDAQ:CAEI), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated and cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-friendly and energy saving buildings and conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the most active construction markets in the world, including the Middle East, Central Asia, United States and Eastern Europe.

For further information on China Architectural Engineering, please visit www.caebuilding.com.

Forward-Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, adverse capital and credit market conditions, uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

CHINA ARCHITECTURAL ENGINEERING, INC.
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2008 AND 2007
(STATED IN US DOLLARS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Contract revenues earned	$55,978,184	$27,077,867	$122,707,679	$60,961,604
Cost of contract revenues earned	(38,595,231)	(20,532,767)	(83,537,317)	(44,026,537)

Gross profit	$17,382,953	$6,545,100	$39,170,362	$16,935,067

Selling, general and administrative expenses	(6,273,059)	(1,875,284)	(13,877,990)	(4,439,355)

Income from operations	$11,109,894	$4,669,816	$25,292,372	$12,495,712

Interest income	3,622	10,971	45,827	14,608
Interest expense	(1,356,085)	(764,747)	(2,888,111)	(1,341,206)
Other income	177,114	-	342,075	-

Income before taxation	$9,934,545	$3,916,040	$22,792,163	$11,169,114

Income tax	(30,945)	(784,744)	(147,925)	(2,049,422)
Equity loss and minority interests	5,924	1,087	16,787	(13,190)

Net income	$9,909,524	$3,132,383	$22,661,025	$9,106,502

Earnings per share:
Basic	$0.19	$0.06	$0.44	$0.18
Diluted	$0.18	$0.06	$0.42	$0.18

Weighted average shares outstanding:
Basic	51,891,657	50,000,000	51,829,156	50,000,000
Diluted	55,653,537	50,925,991	55,554,987	50,632,657

CHINA ARCHITECTURAL ENGINEERING, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(STATED IN US DOLLARS)

	September 30, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$6,537,961	$4,040,168
Restricted cash	11,059,288	595,016
Contract receivables, net	81,305,443	13,047,559
Costs and earnings in excess of billings	31,363,456	57,488,693
Job disbursements advances	-	2,454,106
Tender and other site deposits	-	83,046
Other receivables	17,433,626	6,640,865
Inventories	1,518,622	528,743
Other current assets	4,080,681	109,533
Total current assets	153,299,077	84,987,729

Non-current assets
Plant and equipment, net	4,635,246	2,582,554
Intangible Assets	5,130	70,386
Organization cost	-	92,741
Goodwill	7,995,896	7,995,896
Other non-current asset	-	7,505

TOTAL ASSETS	$165,935,349	$95,736,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$8,937,585	$2,578,550
Accounts payable	29,767,102	18,737,771
Billings in excess of costs and earnings	7,407,281	757,079
Amount due to shareholder	1,435,411	1,334,856
Other payables	5,690,069	9,193,186
Income tax payable	2,716,823	2,673,643
Business and other taxes payable	3,628,565	3,538,336
Other Accrual	2,177,550	499,684
Total current liabilities	61,760,386	39,313,105

CHINA ARCHITECTURAL ENGINEERING, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS (Continued)
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(STATED IN US DOLLARS)

	September 30, 2008	December 31, 2007

Non-current liabilities
Long term bank loans	$1,724,202	$443,881
Convertible bond payable, net	24,225,822	3,465,741
Minority interest	10,541	49,482

TOTAL LIABILITIES	$87,720,951	$43,272,209

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2008 and December 31, 2007; Common stock, $0.001 par value, 100,000,000 shares authorized, 52,456,874 and 51,783,416 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	$52,457	$51,784
Additional paid in capital	23,036,592	23,665,558
Statutory reserves	3,040,595	3,040,595
Accumulated other comprehensive income	5,609,893	1,892,829
Retained earnings	46,474,861	23,813,836
	78,214,398	52,464,602
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$165,935,349	$95,736,811

Contact:

AT INVESTOR RELATIONS INTL:
Haris Tajyar, Managing Partner
818-382-9702
htajyar@irintl.com
or
AT CAE:
Bert Grisel, Chief Financial Officer
852-2152-3528
bg@caebuilding.com